                                                                    EXHIBIT 12.1

                          STATEMENT ON COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                  Year Ended December 31,
                                   ------------------------------------------------------   Six Months Ended
                                    1995       1996       1997        1998         1999       June 30, 2000
                                  -------    -------    --------    --------     --------   ----------------

(in thousands)
COMPUTATION OF EARNINGS:
-----------------------
Pretax income before adjustment
  for minority interests in
  consolidated subsidiaries and
  income or loss from equity
  investees ...................... $15,281    $21,219    $ 37,340   $ 48,133      $121,624      $101,190
Fixed charges ....................  33,626     49,762      74,489    102,606       157,254       131,586
Amortization of capitalized
  interest .......................      --         --          --        136           331           209
Distributed income of equity
  investees ......................      --      1,274      21,042     27,717        43,318        19,413
Interest capitalized .............      --         --      (6,200)    (7,000)      (47,300)      (67,314)
Minority interest in pretax
  income of subsidiaries that
  have not incurred fixed
  charges .......................       --         --          --         --           265           (41)
                                   -------    -------    --------    --------     --------      --------
Total earnings                     $48,907    $72,255    $126,671    $171,592     $275,492      $185,043
                                   =======    =======    ========    ========     ========      ========

COMPUTATION OF FIXED CHARGES:
----------------------------
Interest expensed and
  capitalized ...................  $32,877    $46,384    $ 69,437    $ 96,317     $142,448      $108,426
Estimate of interest within
   rental expense ...............      749      3,378       5,052       6,289       12,241         7,097
Distributions on HIGH TIDES .....       --         --          --          --        2,565        16,063
                                   -------    -------    --------    --------     --------      --------
Total fixed charges .............  $33,626    $49,762    $ 74,489    $102,606     $157,254      $131,586
                                   =======    =======    ========    ========     ========      ========
Ratio of earnings to fixed
  charges .......................     1.45x      1.45x       1.70x       1.67x        1.75x         1.41x
